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                                                                    EXHIBIT 99.1


Financial Contact:    James S. Gulmi  (615) 367-8325
Media Contact:        Claire S. McCall (615) 367-8283


                           GENESCO REVIEWS EFFECTS OF
                   CONVERTIBLE SUBORDINATED DEBENTURE OFFERING
                          ON EXPECTED OPERATING RESULTS

NASHVILLE, Tenn., June 24, 2003 ---- Genesco Inc. (NYSE: GCO) commented today on the expected effects on its results of operations for the second quarter ending August 2, 2003, of the recently announced issuance of $75 million of its 4.125% Convertible Subordinated Debentures due 2023 and its planned redemption of $103.2 million of 5 1/2% Convertible Subordinated Notes due 2005. The sale of the Debentures was completed and the Notes were called for redemption on June 24, 2003. The Company said that the incremental net interest expense while both issues are outstanding during the 30-day call period for the Notes and the loss on early retirement of the Notes (consisting of unamortized deferred note expense and redemption premium) would reduce diluted earnings per share for the quarter by approximately $0.08.

         In the second half of the year, the Company will benefit from the lower interest rate on the new issue and the lower principal amount of outstanding debt, partially offset by a loss of interest income on the cash used to redeem outstanding Convertible Subordinated Notes in excess of the offering proceeds. Additionally, the Convertible Subordinated Debentures are not ordinarily convertible unless the Company's common stock trades for at least 120% of the $22.12 conversion price. Consequently, the shares issuable upon conversion of the debentures will not initially be treated as outstanding for purposes of calculating diluted earnings per share. Except for the effects of the refinancing, the Company remains comfortable with its previously announced earnings per share guidance for the quarter and the second half of the fiscal year.

         James S. Gulmi, Genesco's senior vice president finance and chief financial officer, said, "I am very pleased that Genesco has been able to refinance our long-term debt on such favorable terms. Our strong cash position allowed us to reduce the amount of long-term debt outstanding and



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market conditions allowed us to improve on the interest rate and other terms of our previously outstanding convertible notes."

         This release contains forward-looking statements, including those regarding the expected effects of the transactions it discusses on the Company's operating results for the second quarter and thereafter, the Company's earnings per share expectations for the second quarter and the balance of the year, and all other statements of expectation or intent. Actual results could turn out to be materially different than these expectations, for reasons including an unanticipated failure to redeem the 5 1/2% Convertible Subordinated Notes due 2005 on schedule, and actions or conditions that could cause the common stock issuable upon conversion of the Convertible Subordinated Debentures to be included in the calculation of diluted earnings per share. Other factors include continuing weakness in consumer demand for products sold by the Company, which could lead to lower than expected sales and product margins and, consequently, profits. They also include changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, changes in business strategies by the Company's competitors, the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

         Genesco, based in Nashville, sells footwear and accessories in more than 1,000 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.






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